Exhibit 99.1

Investor Contact:
Quintin Lai Vice President, Investor Relations (610) 594-3318
West Announces Third-Quarter 2017 Results
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA, October 26, 2017 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the third quarter of 2017, updated financial guidance for the full-year 2017, introduced sales growth outlook for full-year 2018 and reaffirmed long-term financial targets.

Third-Quarter 2017 Highlights

•	Reported net sales of $398.2 million grew 5.7% over the prior-year quarter. Net sales at constant currency (organic) grew by 3.7%.

•
Third-quarter 2017 reported-diluted EPS was $0.67, compared to reported-diluted EPS of $0.50 and adjusted-diluted EPS of $0.53, both in the prior-year quarter. There were no adjustments made in the third-quarter 2017.

•
Hurricanes in Puerto Rico had a negative impact on third-quarter 2017 sales of approximately $2 million. At current low levels of operations at both our Puerto Rican contract manufacturing facility and Biologics customers located in the area, we estimate fourth-quarter 2017 sales to be adversely impacted by approximately $5 million.

•
Raising full-year 2017 sales and adjusted-diluted EPS guidance. Full-year 2017 sales guidance is expected to be in a range between $1.595 billion and $1.605 billion, compared to the prior guidance range between $1.585 billion and $1.600 billion. This includes hurricane-related impacts in Puerto Rico. Full-year 2017 adjusted-diluted EPS guidance is expected to be in a range between $2.74 and $2.79, compared to the prior guidance range between $2.66 and $2.73. This includes an estimated fourth-quarter 2017 adjusted-diluted EPS negative impact of $0.03 from hurricane-related issues in Puerto Rico. Both current and prior guidance ranges include the favorable impact from tax-related benefits associated with share-based payment transactions that have been recognized during the first nine months of 2017.

•	Providing long-term financial objectives consistent with prior plans.

“Adjusted-diluted EPS” and “net sales at constant currency” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.

Executive Commentary

“Our third-quarter performance was in line with our expectations,” said Eric M. Green, President and Chief Executive Officer. “We are on track to finish 2017 with strong organic sales growth led by high-value product growth in the Biologics and Generics market units.”
“Looking to the future, we continue to see positive fundamentals in the markets we serve. We see unit volume growth from existing injectable drugs, future new drug approvals, and new generics and biosimilars that are entering the market. There is continued growth potential for high-value product (HVP) adoption in all our market units - Pharma, Generics and Biologics - as customers strive for higher quality and increasingly adopt zero-defect strategic imperatives. We have successfully focused our Contract-Manufactured Product segment on serving injectable medicines and diagnostic customers, and our consumer goods business continues to become a smaller part of that segment’s sales.”
Mr. Green concluded, “I am proud of our employees and their dedication to safety, quality and innovation. All of us at West are aware of the critical importance that our products play in the integrated containment and delivery of injectable medicines. I am especially proud of their response during this severe hurricane season. With a strong global team, focused on helping our customers, we are well-positioned for the future.”
Third-Quarter 2017 Financial Results (comparisons to prior-year period)
Reported net sales were $398.2 million, compared to $376.7 million. Reported net sales growth was 5.7%. On a constant-currency basis, organic sales growth was 3.7%.
Proprietary Products segment reported net sales were $308.9 million, compared to $298.1 million. Reported net sales growth was 3.6%. Organic sales growth was 1.5%, led by low-single digit growth in the Biologics and Generics market units. Biologics sales growth was lower than anticipated due to customers in Puerto Rico unable to receive shipments. Excluding this impact, Biologics organic sales growth would have been in the mid-single digit range. Generics market unit organic sales growth was positive after three consecutive quarters of declines. Pharma market unit sales declined low-single digits after a strong first-half 2017 performance.
Committed orders in the Proprietary Products segment at September 30, 2017, were $375 million, a decrease of 6% at constant currency compared to September 30, 2016.
Contract-Manufactured Products segment reported net sales were $89.3 million, compared to $79.0 million. Reported net sales growth was 13.1%, and organic sales growth was 11.5%.
Gross profit margin was 31.4%, a decrease of 70 basis points. Proprietary Products segment gross profit margin was 35.8%, a decrease of 60 basis points due to lower sales growth of high-value products, increased labor and overhead costs, partially offset by production efficiencies. Contract-Manufactured Products segment gross profit margin was 16.3%, an increase of 30 basis points due to a favorable mix of products sold and higher sales volume, partially offset by increased labor and overhead costs.

Third-quarter 2017 reported operating profit was $63.9 million, which represented an operating profit margin of 16.1%, an increase of 250 basis points from the prior-year quarter. The major driver of margin expansion was Proprietary Products other (income) expense, as the Company recognized $9.1 million of income for reimbursed costs associated with a technology that was subsequently licensed to a third party.
Income tax expense in the quarter was $14.0 million, which represented an effective tax rate of 22.3%. The effective tax rate reflects the impact of a tax benefit of $4.8 million associated with tax benefits from the adoption of guidance issued by the FASB regarding share-based payment transactions. Excluding the impact, the effective tax rate would have been approximately 30%.
Full-Year 2017 Financial Guidance
The Company is maintaining its full-year 2017 constant-currency (organic) sales growth guidance of approximately 6%.
West’s expected full-year 2017 net sales, margin and EPS guidance are as follows:

(in millions, except EPS)	2017 Updated Guidance	Prior Guidance
Consolidated net sales	$1,595 to $1,605	$1,585 to $1,600
Consolidated gross profit margin (% of net sales)	32.6% to 32.8%	32.7% to 33.3%
Proprietary Products net sales	$1,250 to $1,255	$1,240 to $1,250
Contract-Manufactured Products net sales	$345 to $350	$345 to $350
Full-Year adjusted-diluted EPS*	$2.74 to $2.79	$2.66 to $2.73

*Includes the reported-diluted EPS impact of $0.40 for the first nine months of 2017 tax-benefit associated with the previously-discussed adoption of FASB-issued guidance. Also includes an estimated adverse impact due to severe-weather issues in Puerto Rico of approximately $5 million of net sales (and impact to consolidated gross margins) and $0.03 of adjusted-diluted EPS.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.18 for the remainder of 2017, compared to a prior assumption of $1.14 per euro.

Excluding the impact from tax benefits associated with the previously-discussed adoption of FASB-issued guidance, the Company expects that its annual effective tax rate will be approximately 30%. The Company does not plan on forecasting future benefits as they could vary quarter to quarter with the time and size of stock option exercises. Instead, the Company will include the impacts with each reported period. As a point of reference, the Company would have had $0.8 million of net income benefit in the third quarter of 2016 and would have had $18 million for the full-year 2016, resulting in an EPS benefit of $0.01 in the third-quarter 2016 and $0.24 for the full-year 2016.
The Company estimates its 2017 capital spending to be approximately $150 million.

2018 Sales Outlook and Long-Term Financial Construct
The Company expects 2018 constant-currency, organic sales growth to be in the range of 6% to 8% as a result of market volume growth and continued HVP conversions. Biologics and Generics market units are expected to return to more typical levels, with growth moderation in Contract-Manufactured Products following a strong 2017 and continued portfolio management of the consumer goods business.
The Company’s long-term financial construct remains consistent with prior plans, with 6% to 8% annual constant-currency, organic sales growth. We expect incremental sales growth from proprietary delivery systems such as SmartDose® and Crystal Zenith®, as their relative sales base increases over time. Favorable product mix shift, coupled with operational excellence and optimization programs, are expected to expand operating profit margins by approximately 100 basis points per year. Annual capital spending is expected to remain in a range of between $150 million and $175 million.
The Company updates and shares its high-level, long-term objectives in order to help investors, employees and other stakeholders better understand the strategic value of current and planned capital and research and development investments. As such, the revenue and profitability goals are not intended to predict or estimate actual results in any future period, but to indicate management’s view of what it believes to be achievable in that time frame.
Third-Quarter Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 94093362.
A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, November 2, 2017, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 94093362.
Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “expected,” “reflects,” “continue,” “raising,” “see,” “increase,” “plan,” “will,” “estimated,” “remain,” “may,” “believes,” “expect,” “include,” “estimate,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.
Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Non-GAAP Financial Measures
This press release and the preceding discussion of the Company’s results, financial guidance, and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency (organic sales growth)

•	Adjusted operating profit

•	Adjusted operating profit margin

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt-to-total invested capital

The Company believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. The Company’s executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to its segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
The Company’s executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results.

The Company urges investors and potential investors to review the reconciliations of its Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. In calculating adjusted operating profit, adjusted operating profit margin, adjusted income tax expense, adjusted net income and adjusted diluted EPS, the Company excludes the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically-identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted income tax expense, adjusted net income, and adjusted diluted EPS for the three and nine months presented in the accompanying tables:
Venezuela deconsolidation - During the nine months ended September 30, 2017, as a result of the continued deterioration of conditions in Venezuela, as well as its continued reduced access to U.S. Dollar settlement controlled by the Venezuelan government, the Company recorded a charge of $11.1 million related to the deconsolidation of its Venezuelan subsidiary, following its determination that it no longer met the GAAP criteria for control of that subsidiary. As of April 1, 2017, the Company’s consolidated financial statements exclude the results of its Venezuelan subsidiary.
Restructuring and related charges - During the three months ended September 30, 2016, the Company recorded $2.3 million in restructuring and related charges, consisting of $1.4 million for severance charges and $0.9 million for a non-cash asset write-down associated with the discontinued use of certain equipment. During the nine months ended September 30, 2016, the Company incurred $23.7 million in restructuring and related charges, consisting of $7.8 million for severance charges and $15.9 million for non-cash asset write-downs associated with the discontinued use of certain trademarks and certain equipment.
Venezuela currency devaluation - During the nine months ended September 30, 2016, the Company recorded a charge of $2.7 million related to the devaluation of the Venezuelan Bolivar from the previously-prevailing official exchange rate of 6.3 Bolivars to USD to 10.0 Bolivars to USD.
Discrete tax item - During the three and nine months ended September 30, 2016, the Company recorded a discrete tax charge of $0.3 million resulting from the impact of a change in the enacted tax rate in the United Kingdom on its previously-recorded deferred tax asset balances.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Net sales	$398.2	100%	$376.7	100%	$1,183.5	100%	$1,126.8	100%
Cost of goods and services sold	273.2	69	255.6	68	799.4	68	749.1	66
Gross profit	125.0	31	121.1	32	384.1	32	377.7	34
Research and development	9.1	2	9.0	2	29.4	2	27.2	2
Selling, general and administrative expenses	61.5	15	58.3	16	183.7	16	178.9	16
Other (income) expense, net	(9.5)	(2)	2.5	—	3.1	—	29.1	3
Operating profit	63.9	16	51.3	14	167.9	14	142.5	13
Interest expense, net	1.0	—	2.0	1	4.8	—	5.9	1
Income before income taxes	62.9	16	49.3	13	163.1	14	136.6	12
Income tax expense	14.0	4	14.4	4	19.1	2	38.3	3
Equity in net income of affiliated companies	2.1	1	2.7	1	6.7	1	6.2	—
Net income	$51.0	13%	$37.6	10%	$150.7	13%	$104.5	9%

Net income per share:
Basic	$0.69		$0.51		$2.04		$1.43
Diluted	$0.67		$0.50		$1.99		$1.40

Average common shares outstanding	74.2		73.3		73.8		73.0
Average shares assuming dilution	75.9		75.0		75.8		74.7

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales:	2017	2016	2017	2016
Proprietary Products	$308.9	$298.1	$930.5	$899.9
Contract-Manufactured Products	89.3	79.0	253.3	227.8
Eliminations	—	(0.4)	(0.3)	(0.9)
Consolidated Total	$398.2	$376.7	$1,183.5	$1,126.8

Operating Profit (Loss):
Proprietary Products	$67.0	$57.5	$188.2	$185.6
Contract-Manufactured Products	10.8	8.9	30.1	25.6
U.S. pension expense	(0.7)	(2.2)	(3.2)	(6.6)
Stock-based compensation expense	(4.6)	(4.6)	(13.6)	(14.1)
General corporate costs	(8.6)	(6.0)	(22.5)	(21.6)
Adjusted Operating Profit	$63.9	$53.6	$179.0	$168.9
Adjusted Operating Profit Margin	16.1%	14.2%	15.1%	15.0%

Venezuela deconsolidation	—	—	(11.1)	—
Venezuela currency devaluation	—	—	—	(2.7)
Restructuring and related charges	—	(2.3)	—	(23.7)
Reported Operating Profit	$63.9	$51.3	$167.9	$142.5
Reported Operating Profit Margin	16.1%	13.6%	14.2%	12.6%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Nine months ended September 30, 2017	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$167.9	$19.1	$150.7	$1.99
Venezuela deconsolidation	11.1	—	11.1	0.15
Adjusted (Non-GAAP)	$179.0	$19.1	$161.8	$2.14

Three months ended September 30, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$51.3	$14.4	$37.6	$0.50
Restructuring and related charges	2.3	0.7	1.6	0.02
Discrete tax item	—	(0.3)	0.3	0.01
Adjusted (Non-GAAP)	$53.6	$14.8	$39.5	$0.53

Nine months ended September 30, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$142.5	$38.3	$104.5	$1.40
Restructuring and related charges	23.7	8.1	15.6	0.21
Venezuela currency devaluation	2.7	—	2.7	0.03
Discrete tax item	—	(0.3)	0.3	0.01
Adjusted (Non-GAAP)	$168.9	$46.1	$123.1	$1.65

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three months ended September 30, 2017	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$308.9	$89.3	$—	$398.2
Effect of changes in currency translation rates	(6.4)	(1.3)	—	(7.7)
Net sales at constant currency (Non-GAAP)(1)	$302.5	$88.0	$—	$390.5

Nine months ended September 30, 2017	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$930.5	$253.3	$(0.3)	$1,183.5
Effect of changes in currency translation rates	3.9	(0.2)	—	3.7
Net sales at constant currency (Non-GAAP)(1)	$934.4	$253.1	$(0.3)	$1,187.2

(1) Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported Diluted EPS Guidance to Adjusted Diluted EPS Guidance

Full Year 2017 Guidance(2) (3)
Reported diluted EPS guidance	$2.59 to $2.64
Venezuela deconsolidation	0.15
Adjusted diluted EPS guidance	$2.74 to $2.79

(2) See “Full-Year 2017 Financial Guidance” and “Non-GAAP Financial Measures” in today’s press release for additional information regarding adjusted diluted EPS.

(3) Guidance includes various currency exchange rate assumptions, most significantly the euro at $1.18 for the remainder of 2017. Actual results will vary as a result of exchange rate variability.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Nine Months Ended June 30,
	2017	2016
Depreciation and amortization	$71.8	$67.9
Operating cash flow	$181.8	$147.6
Capital expenditures	$101.3	$122.7

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of September 30, 2017	As of December 31, 2016
Cash and cash equivalents	$269.3	$203.0
Debt	$229.8	$228.6
Equity	$1,316.9	$1,117.5
Net debt-to-total invested capital(4)	N/A	2.2%
Working capital	$476.9	$400.9

(4) Net debt and total invested capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo® Crystal Zenith® and Daikyo® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.